EXHIBIT 12

                         SCOTIA PACIFIC COMPANY LLC
                     RATIO OF EARNINGS TO FIXED CHARGES

                                                       Six Months
                                                      Ended June 30,                    Year Ended December 31,
                                                   ------------------    -------------------------------------------------------
                                                     1998      1997        1997        1996       1995        1994        1993
                                                   -------   --------    --------    --------   --------    --------    --------
                                                                                       (In thousands of dollars)
Historical:
Earnings are calculated as follows:

      Income before income taxes and
        extraordinary item:                        $14,312    $30,162    $ 76,725    $ 84,993   $ 78,076    $ 92,911    $ 88,937
      Add:
         Fixed charges as calculated below          13,274     13,704      27,390      28,328     29,337      30,287      24,870
                                                   -------    -------    --------    --------   --------    --------    --------
                                                   $27,586    $43,866    $104,115    $113,321   $107,413    $123,198    $113,807
                                                   =======    =======    ========    ========   ========    ========    ========
    Fixed charges are calculated as follows:
      Interest expense                             $12,646    $13,079    $ 26,134    $ 27,064   $ 28,179    $ 29,134    $ 23,350
      Amortization of deferred financing costs ....    607        616       1,232       1,247      1,142       1,137       1,508
      Interest component of rental expense ........     21          9          24          17         16          16          12
                                                   -------    -------    --------    --------   --------    --------    --------
                                                   $13,274    $13,704    $ 27,390    $ 28,328   $ 29,337    $ 30,287    $ 24,870
                                                   =======    =======    ========    ========   ========    ========    ========

    Ratio of earnings to fixed charges ............    2.1 x      3.2 x       3.8 x       4.0 x      3.7 x       4.1 x       4.6 x
                                                   =======    =======    ========    ========   ========    ========    ========


Pro Forma:
Earnings are calculated as follows:

      Income (loss) before income taxes and
        extraordinary item:                       ($ 8,300)             $ 35,500
      Add (deduct):
         Fixed charges as calculated below          32,821                65,624
                                                   -------              --------
                                                   $24,521              $101,124
                                                   =======              ========

    Fixed charges are calculated as follows:
      Interest expense                             $32,000               $64,000
      Amortization of deferred financing costs         800                 1,600
      Interest component of rental expense              21                    24
                                                   -------              --------
                                                   $32,821               $65,624
                                                   =======              ========

    Ratio of earnings to fixed charges                   -                   1.5 x
                                                   =======              ========


    Fixed charge coverage deficiency              ($ 8,300)                    -
                                                   =======              ========